                                                                    EXHIBIT 10.1

                           THIRD AMENDED AND RESTATED
                               OPERATING AGREEMENT
                                       OF
                            QWEST DIGITAL MEDIA, LLC

         This THIRD AMENDED AND RESTATED OPERATING AGREEMENT (this "Agreement") is entered into as of January 2, 2001, between Anschutz Digital Media, Inc., a Colorado corporation ("ADMI"), and U.S. Telesource, Inc., a Delaware corporation ("UST"), both of which are referred to as the "Members" and individually as a "Member."

         A limited liability company was formed in accordance with the provisions of the Delaware Limited Liability Company Act (the "Act") under the name of Slingshot Networks, LLC (the "Company") pursuant to a Certificate of Formation filed July 14, 1999, with the Delaware Secretary of State. An Operating Agreement of the Company was entered into as of that same date, under which ADMI was the sole member. Pursuant to a Subscription Agreement by and between Qwest Communications International Inc., a Delaware corporation ("Qwest"), and the Company dated as of October 22, 1999 (the "Subscription Agreement"), Qwest agreed to purchase an equity interest in the Company. Additionally, ADMI agreed under a Contribution Agreement dated as of October 22, 1999 by and among ADMI and the Company (the "Contribution Agreement") to contribute certain assets (the "ADMI Contributed Assets") to the Company. In conjunction with the Subscription Agreement and the Contribution Agreement, on October 22, 1999 ADMI and Qwest entered into an Amended and Restated Operating Agreement. Subsequently, Qwest transferred its interest in the Company to its wholly owned subsidiary UST (references to UST herein shall be deemed to include Qwest as its predecessor in interest). On June 21, 2000 ADMI and UST entered into a Unit Purchase Agreement (the "Purchase Agreement") pursuant to which UST purchased a portion of ADMI's equity interest in the Company in exchange for cash and a promissory note (the "Purchase Note"). On October 17, 2000 the name of the Company was changed from Slingshot Networks, LLC to Qwest Digital Media, LLC. On January 2, 2001 UST paid in full the outstanding amount due under the Purchase Note. In light of the foregoing, the Members now desire to amend and restate the Second Amended and Restated Operating Agreement of the Company. Accordingly, from and after the date hereof, the affairs of the Company will be governed by this Third Amended and Restated Operating Agreement. In consideration of the foregoing, and of the mutual promises contained herein, the Members agree as follows:

                                    ARTICLE 1

                          THE LIMITED LIABILITY COMPANY

         1.1 Name. The name of the limited liability company shall be Qwest Digital Media, LLC.

         1.2 Certificate of Formation. A Certificate of Formation that complies with the requirements of the Act has been properly filed with the Delaware Secretary of State. In the future, the Managers shall execute such further documents (including amendments to the Certificate of Formation) and take such further action as shall be appropriate or necessary to comply with the requirements of law for the formation and operation of a limited liability company in all states and counties where the Company elects to carry on its business.

         1.3 Business. The business of the Company shall be (a) to provide advanced digital production, post-production and transmission facilities, digital media storage and distribution services, telephony-based data storage and enhanced services, access and routing services; (b) to do any and all other things necessary, desirable or incidental to the foregoing purposes; and (c) to engage in such other legal and lawful business activities as the Management Committee may deem desirable. The Company may sell or otherwise dispose of all or substantially all of its assets and any such sale or disposition shall be considered to be within the scope of the Company's business.

         1.4 Registered Office; Agent. The registered office of the Company shall be at 950 Seventeenth Street, Suite 2050, Denver, Colorado 80202, or such other place in Colorado as may be selected by the Management Committee. The Company's registered agent at such address shall be Brad Hamilton.

                                    ARTICLE 2

                                   DEFINITIONS

         2.1 Cash Flow. "Cash Flow" shall mean the excess of all cash receipts of the Company over all cash disbursements of the Company.

         2.2 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

         2.3 Conversion Date. "Conversion Date" shall mean the earliest to occur of the following dates (a) January 2, 2004, (b) the date of completion by the Company of an initial public offering of its equity securities in accordance with the rules and regulations of the Securities Act of 1933, as amended, by means of an effective registration statement under Form S-1 (or any successor form thereto), (c) the date of payment in full by UST of the outstanding amount due under the Capital Note (as defined below), and (d) any date on which UST will have a Sharing Ratio, after giving effect to a Conversion (as defined below), that would result in Qwest not having to consolidate the Company for financial accounting purposes.

         2.4      Manager.  "Manager" is defined in Section 7.1(a).

         2.5 Profit or Loss. "Profit" or "Loss" shall mean the profit or loss of the Company as determined under the capital accounting rules of Treasury Regulation Section 1.704-1(b)(2)(iv) for purposes of adjusting the capital accounts of the Members including, without limitation, the provisions of paragraphs (b), (f) and (g) of those regulations relating to the computation of items of income, gain, deduction and loss.

         2.6 Sharing Ratio. "Sharing Ratio" shall mean the percentage representing the ratio that the number of Units owned by a Member bears to the aggregate number of Units owned by all of the Members. Upon the issuance of additional Units or the transfer, repurchase or cancellation of any outstanding Units, the Sharing Ratios of the Members shall be recalculated as of the date of such issuance, transfer, repurchase or cancellation. The recalculated Sharing Ratio of each Member shall be the percentage representing the ratio that the number of Units owned by the Member bears to the aggregate number of Units owned by all of the Members after giving effect to the issuance, transfer, repurchase or cancellation.

         2.7 Treasury Regulations. "Treasury Regulations" shall mean regulations issued by the Department of Treasury under the Code. Any reference to a specific section or sections of the Treasury Regulations shall be deemed to include a reference to any corresponding provision of future regulations under the Code.

         2.8 Units. "Unit" shall mean an equity interest in the Company. The Company shall have three classes of Units: Class A, Class B and Class C. The three classes of Units shall be identical in all respects except for their respective Voting Interests. The number of Units owned by each Member shall be determined in connection with the issuance of a membership interest in the Company in exchange for the capital contribution made by such Member. Initially the Units shall not be represented by certificates. If the Management Committee determines that it is in the interest of the Company to issue certificates representing the Units, certificates shall be issued and the Units shall be represented by such certificates. The Company is authorized to issue 400,000,000 Class A Units, 200,000,000 Class B Units and 200,000,000 Class C Units.

         2.9 Voting Interest. (a) With respect to the Class A Units, "Voting Interest" shall mean that number of Class A Units held by a Member, and (b) with respect to the Class B Units, "Voting Interest" shall mean that number of Class B Units held by a Member divided by 10.

                                    ARTICLE 3

                              CAPITAL CONTRIBUTIONS

         3.1 Initial Capital Contributions.

         (a) In accordance with the terms of the Contribution Agreement, ADMI contributed to the Company all of its right, title and interest in and to the ADMI Contributed Assets. As a result of such contribution, ADMI was initially credited with a capital account equal to $84,816,696, and received 84,816,696 Class A Units.

         (b) In accordance with the terms of the Subscription Agreement, UST contributed to the Company, a promissory note (the "Capital Note") in the amount of $84,816,696, and such amount shall be credited to UST's capital account when and as the payments of principal are made on the Capital Note. As a result of UST's agreement to make such contribution and pursuant to the Subscription Agreement, UST was admitted as a Member of the Company, and received 84,816,696 Class A Units.

         (c) From October 22, 1999 through June 21, 2000, each of UST and ADMI have made contributions of $11,578,518.50 to their respective capital accounts in exchange for

11,578,518 Class A Units. In accordance with the terms of the Purchase Agreement, UST acquired 48,197,607 Class A Units from ADMI in exchange for cash and the Purchase Note. As a result, 48,197,607 Class A Units were transferred from ADMI to UST. From June 21, 2000 through January 2, 2001, UST has made additional contributions to its capital account in exchange for 10,200,000 Class A Units and ADMI has made additional contributions to its capital account in exchange for 3,400,000 Class A Units.

         (d) On January 2, 2001, the Company authorized the issuance of 200,000,000 Class C Units and UST exchanged 103,195,214 Class A Units for 103,195,214 Class C Units.

         (e) As a result of the transactions described above, the Members own the number and classes of Units set forth below:



                           Class A Units                   Class B Units                     Class C Units
                           -------------                   -------------                     -------------

ADMI                        51,597,607                          -0-                               -0-

UST                         51,597,607                          -0-                           103,195,214


         (f) Based on the above (i) the Sharing Ratio of ADMI is 25% and the Sharing Ratio of UST is 75%, and (ii) the Voting Interest of ADMI is 51,597,607 and the Voting Interest of UST is 51,597,607.

         (g) On the Conversion Date, all issued and outstanding Class C Units will automatically convert into an equal number of Class A Units (the "Conversion") without any further action on the part of the Company or the Members, as a result of which the aggregate number of issued and outstanding Class C Units on such date will be zero. Accordingly, on the Conversion Date the Voting Interest of each Member will be recalculated to reflect the Conversion. The Sharing Ratios of the Members will not be affected by the Conversion.

         3.2 Additional Capital Contributions.

         (a) If, from time to time in the reasonable judgment of the Management Committee, the Company requires additional capital for any purpose, the Management Committee is hereby authorized to cause the Company to issue additional Units, on terms and conditions and with repayment priorities as approved by the Management Committee. Notwithstanding the foregoing, until a third party becomes a Member, Units shall not be issued at a price per Unit that is less than $1.00.

         (b) If the Company desires to issue additional Units pursuant to (a) above, the Company hereby grants to the Members the right of first refusal to purchase a pro rata share (equaling the Member's respective Sharing Ratio on the day before such additional Units are to be issued) of the additional Units which the Company proposes to issue. If the Company proposes to issue such additional Units, it shall give the Members written notice of its intention, describing the price and terms upon which the Company proposes to issue the Units. Each Member shall have 15 days from the date such notice is sent by the Company to agree to purchase the portion of the additional Units issued which it is entitled to purchase for the price and upon the terms so specified in the notice. Such notice shall be in writing and shall specify the quantity of additional Units to be purchased. If any Member fails to exercise the right of first refusal within the 15-day period, the Company shall have the right thereafter to sell or issue those additional Units upon terms no more favorable to the purchasers of the additional Units than specified in the Company's notice to Members.

         3.3 Return of Capital Contributions. Capital contributions shall be expended in furtherance of the business of the Company. All costs and expenses of the Company shall be paid from its funds. No interest shall be paid on capital contributions. No Manager shall have any personal liability for the repayment of any capital contribution to a Member.

         3.4 Loans.

         (a) The Company may borrow additional capital from any source, including any Member. No Member shall be obligated to make a loan to the Company.

         (b) If from time to time in the reasonable judgment of the Management Committee the Company requires additional capital for any purpose related to the business of the Company, the Management Committee is authorized to cause the Company to borrow such capital, on terms and conditions as approved by the Management Committee. If the Management Committee decides to borrow such capital from a Member (the "Loan Amount), each Member shall be given the opportunity, but shall not be obligated, to loan its share of the Loan Amount to the Company. A Member's share of the Loan Amount shall be the Loan Amount multiplied by the Member's Sharing Ratio. The loans shall be made within 10 days after request by the Management Committee to the Members. Such request shall be in writing and shall specify the amount of the Loan Amount. If a Member does not loan its share of the Loan Amount (the "Shortfall Amount") and the other Member does loan its share (a "Participating Member"), the Participating Member shall have the right, exercisable within 10 days after notice, to loan the Company the Shortfall Amount. The loans to the Company by the Participating Members shall be unsecured, evidenced by promissory Note of the Company, shall accrue interest at a rate determined by the Management Committee, shall be payable on a pro rata basis solely from Cash Flow prior to any distributions to Members, and shall not contain any default interest or penalty provisions.

                                    ARTICLE 4

                                  DISTRIBUTIONS

         4.1 Nonliquidating Distributions. Cash Flow shall be distributed to the Members in amounts deemed appropriate by the Management Committee after establishing appropriate reserves. Except as provided in Section 4.2, all distributions of Cash Flow shall be made among the Members in accordance with their respective Sharing Ratios.

         4.2 Liquidating Distributions. All distributions made in connection with the sale or exchange of all or substantially all of the Company assets and all distributions made in connection with the liquidation of the Company shall be made to the Members in accordance with their relative capital account balances at the time of distribution.

                                    ARTICLE 5

                          ALLOCATION OF PROFIT AND LOSS

         5.1 Determination of Profit and Loss. Profit or Loss shall be determined on an annual basis and for such other periods as may be required.

         5.2 Loss Allocation. Except as provided in Section 5.4, Loss shall be allocated among the Members in accordance with their relative Sharing Ratios.

         5.3      Profit Allocation.

         (a) Except as provided in Section 5.3(b) and Section 5.4, Profit shall be allocated among the Members in accordance with their relative Sharing Ratios.

         (b) Any Profit with respect to the sale, exchange or other disposition of all or substantially all of the Company assets or with respect to the liquidation of the Company shall be allocated among the Members so that their capital account balances are proportionate to their Sharing Ratios.

         (c) For purposes of Section 5.3(b), the capital accounts of the Members shall be determined (i) before giving effect to distributions under Section 4.2;
(ii) after allocating all other items of Profit and Loss; and (iii) after making all distributions under Section 4.1.

         5.4 Regulatory Allocations and Curative Provision.

         (a) The "qualified income offset" provisions of Treasury Regulation
Section 1.704-1(b)(2)(ii)(d) are incorporated herein by reference and shall apply to adjust the allocation of Profit and Loss otherwise provided for under Sections 5.2 and 5.3 to the extent provided in that regulation.

         (b) The "minimum gain" provisions of Treasury Regulation Section 1.704-2 are incorporated herein by reference and shall apply to adjust the allocation of Profit and Loss otherwise provided for under Sections 5.2 and 5.3 to the extent provided in that regulation.

         (c) Notwithstanding the provisions of Section 5.2, if during any fiscal year of the Company the allocation of any loss or deduction, net of any income or gain, to a Member would cause or increase a negative balance in a Member's capital account as of the end of that fiscal year, only the amount of such loss or deduction that reduces the balance to zero shall be allocated to the Member and the remaining amount shall be allocated to the other Member. For the purpose of the preceding sentence, a capital account shall be reduced by the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(d)(4), (5) and (6), and increased by the amount, if any, that the Member is obligated to restore to the Member's capital account within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(c) as of that time or is deemed obligated to restore under Treasury Regulation Section 1.704-2(g)(1) or Section 1.704-2(i)(5).

         (d) All allocations pursuant to the foregoing provisions of this
Section 5.4 (the "Regulatory Allocations") shall be taken into account in computing allocations of other items under Sections 5.2 and 5.3, including, if necessary, allocations in subsequent fiscal years, so that the net amounts reflected in the Members' capital accounts and the character for income tax purposes of the taxable income recognized (e.g., as capital or ordinary) will, to the extent possible, be the same as if no Regulatory Allocations had been given effect.

                                    ARTICLE 6

                      ALLOCATION OF TAXABLE INCOME AND LOSS

         6.1 In General.

         (a) Except as provided in Section 6.2, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated for capital account purposes under Article 5.

         (b) To the extent of any recapture income (as defined below) resulting from the sale or other taxable disposition of a Company asset, the amount of any gain from such disposition allocated to (or recognized by) a Member (or its successor in interest) for federal income tax purposes shall be deemed to consist of recapture income to the extent such Member (or such Member's predecessor in interest) has been allocated or has claimed any deduction directly or indirectly giving rise to the treatment of such gain as recapture income. For this purpose "recapture income" shall mean any gain recognized by the Company (but computed without regard to any adjustment required by sections 734 and 743 of the Code) upon the disposition of any property or asset of the Company that does not constitute capital gain for federal income tax purposes because such gain represents the recapture of deductions previously taken with respect to such property or assets.

         6.2 Allocation of Section 704(c) Items. The Members recognize that with respect to property contributed to the Company by a Member and with respect to property revalued in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), there will be a difference between the agreed values or "carrying values" of such property at the time of contribution or revaluation and the adjusted tax basis of such property at that time. All items of tax depreciation, cost recovery, amortization, amount realized and gain or loss with respect to such assets shall be allocated among the Members to take into account the book-tax disparities in accordance with the provisions of sections 704(b) and 704(c) of the Code and the Treasury Regulations under those sections.

         6.3 Integration With Section 754 Election. All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof and all basis allocations to the Members shall be determined without regard to any election under section 754 of the Code that may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by sections 734 and 743 of the Code.

                                    ARTICLE 7

                                   MANAGEMENT

         7.1 Management Committee.

         (a) Management of the Company shall be vested in a management committee (the "Management Committee"). Until the Conversion Date, the Management Committee shall consist of ten Managers, four of whom shall be appointed by ADMI, four of whom shall be appointed by UST, one of whom shall be appointed by ADMI and UST as mutually agreed upon, and one of whom shall be the Chief Executive Officer of the Company. Following the Conversion Date, the Management Committee shall consist of nine Managers, three of whom shall be appointed by ADMI, four of whom shall be appointed by UST, one of whom shall be appointed by ADMI and UST as mutually agreed upon, and one of whom shall be the Chief Executive Officer of the Company. Subject to the limitations of Section 8.9, the Management Committee shall have the exclusive power and authority to conduct the business of the Company. In conducting the business of the Company, the Management Committee shall have all rights, duties and powers conferred by the Act, except as limited hereby. The Management Committee is hereby expressly authorized on behalf of the Company to make all decisions with respect to the Company's business and to take all actions necessary to carry out such decisions. No actions shall be taken, nor any decisions made, by any Manager or officer of the Company without the prior approval of, or pursuant to an express delegation of authority by, the Management Committee. Subject to the limitations of Section 8.9 and clauses (b) and (c) below, the act of the majority of the members of the Management Committee shall be the act of the Management Committee. Notwithstanding the foregoing, all documents executed on behalf of the Company need only be signed by a Manager or by an officer of the Company who has been given the power and authority to do so by the Management Committee.

         (b) The Management Committee shall have the power to appoint individuals to serve as the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of the Company. In addition, the Management Committee shall have the right to delegate all or portions of its management authority to one or more officers of the Company. Any officer may be removed or its authority withdrawn at any time by the Management Committee. Notwithstanding any other provision of this Operating Agreement to the contrary, until the Conversion Date
(i) no individual may be appointed or terminated as Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company without the prior approval of a majority of the Management Committee, which majority shall consist of at least one Manager appointed by UST and at least one Manager appointed by ADMI, and (ii) all determinations as to compensation and benefits to be paid or granted to the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer shall require the approval of a majority of the Management Committee, which majority shall consist of at least one Manager appointed by UST and at least one Manager appointed by ADMI.

         (c) Until the Conversion Date, without the prior approval of a majority of the Management Committee, which majority shall consist of at least one Manager appointed by UST and at least one Manager appointed by ADMI, the Company may not directly or indirectly through a subsidiary or other controlled entity
(i) incur Indebtedness (as defined below) for an amount individually or in the aggregate in excess of $10 million, (ii) issue equity interests or securities for consideration individually or in the aggregate in excess of $10 million,
(iii) make any single capital expenditure in excess of $2 million, (iv) acquire or dispose of assets with a value in excess of $2 million in any single transaction, (v) approve or enact any annual budget of the Company or (vi) amend or repeal any material provision of the Company's Operating Agreement. For purposes of this Agreement, "Indebtedness" shall mean with respect to any person, without duplication, all indebtedness in respect of money borrowed, including without limitation, all obligations under capital leases, all synthetic lease obligations, the deferred purchase price of any property or services, the aggregate face amount of all surety bonds, letters of credit, and bankers' acceptances, and all payment and reimbursement obligations in respect thereof whether or not matured, evidenced by a promissory note, bond, debenture or similar written obligation for the payment of money (including reimbursement agreements and conditional sales or similar title retention agreements), including all such items incurred by any partnership or joint venture as to which such person is liable as a general partner or joint venturer, other than trade payables and accrued expenses incurred in the ordinary course of business.

         7.2 Management Committee Meetings.

         (a) The Management Committee will hold regular quarterly meetings without call or notice at such time as will from time to time be fixed by standing resolution of the Management Committee.

         (b) Special meetings of the Management Committee may be called by any two Managers. All meetings will be held upon 10 days' notice by mail or 72 hours' notice delivered personally or by telephone or facsimile. A notice need not specify the purpose of any meeting. Notice of a special meeting need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior to its commencement, the lack of notice to such Manager. All such waivers, consents and approvals will be filed with the Company records or made a part of the minutes of the meeting.

         (c) Meetings of the Management Committee may be held at any place within or without the State of Delaware that has been designated in the notice of the meeting or at such place as may be approved by the Management Committee. Managers may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Managers participating in such meeting can hear one another. Participation in a meeting in such manner constitutes a presence in person at such meeting.

         7.3 Duties. The Managers shall carry out their duties in good faith, in a manner the Managers believe to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs its duties shall not have any liability by reason of being or having been a Manager of the Company.

         7.4 Time Devoted to Business. The Members and the Managers shall devote such time to the business of the Company as they, in their discretion, deem necessary for the efficient carrying on of the Company's business. The Members and the Managers shall at all times be free to engage for their own account in any business that competes with any business of the Company.

         7.5 Reliance by Third Parties. No third party dealing with the Company shall be required to ascertain whether any Manager is acting in accordance with the provisions of this Agreement. All third parties may rely on a document executed by a Manager (or an officer duly authorized by the Management Committee to execute such document) as binding the Company. The foregoing provisions shall not apply to third parties who are affiliates of a Member, the Managers, or an officer of the Company. A Manager or officer acting without authority shall be liable to the Members for any damages arising out of its unauthorized actions.

         7.6 Resignation. Any Manager may be removed at any time with or without cause by the Member who appointed such Manager. Any Manager may resign at any time by giving written notice to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt by the Members, and the acceptance of the resignation shall not be necessary to make it effective. Upon the resignation, retirement, death or removal of any Manager, the Member who appointed such Manager will nominate and appoint a replacement Manager.

         7.7 Transactions Between Company and Managers. The Members hereby acknowledge that the Company may be required to borrow funds from any Manager or such Manager's affiliates, from time to time and at any time, in connection with the business of the Company. Each Manager is hereby authorized, without further approval by the Members, to execute all documents and take all action necessary to consummate any loans, secured and/or unsecured by the assets of the Company, to the Company by such Manager or an affiliate of such Manager, on terms and conditions that are acceptable to such Manager and consistent with the provisions of Section 3.4. In addition, each Manager is hereby authorized to contract and deal with the Company, or cause any person or entity affiliated with such Manager to otherwise contract or deal with the Company, provided such contracts and dealings either are on terms comparable to and competitive with those available to the Company from others dealing at arm's length or are approved by disinterested Members having more than 50% of the Voting Interests of all disinterested Members.

         7.8 Reimbursements. Each Manager and each officer shall be reimbursed by the Company for any reasonable out-of-pocket costs incurred on behalf of the Company and a reasonable charge for the cost of general office and administrative overhead attributable to the performance of their duties to the Company, together with reasonable interest that has accrued on such amounts from the date incurred until paid.

         7.9 Insurance. The Company shall maintain for the protection of the Company and all of its Members such insurance as the Management Committee, in its sole discretion, deems necessary for the operations being conducted.

         7.10 Exculpation. The Management Committee and any officer appointed by the Management Committee shall not be liable to the Company or to any Member for any act or failure to act, nor for any errors of judgment, but only for willful misconduct or gross negligence. The Company shall indemnify and hold harmless each member of the Management Committee, each officer and their agents and employees against and from any liability other than such person's willful misconduct or gross negligence. Any such indemnification shall be paid only from the assets of the Company, and no Member, Manager, officer or third party shall have recourse against the personal assets of any Member for such indemnification.

         7.11 Informal Action. Any action required or permitted to be taken by the Management Committee may be taken without a meeting if the action is evidenced by a written consent describing the action taken, signed by each member of the Management Committee. Action taken under this section is effective when all members of the Management Committee have signed the consent, unless the consent specifies a different effective date.

                                    ARTICLE 8

                                     MEMBERS

         8.1 Participation. A Member, in its capacity as a Member, shall take no part in the control, management, direction or operation of the affairs of the Company and shall have no power to bind the Company.

         8.2 Quorum. A majority of the outstanding Voting Interests, represented in person or by proxy, shall be necessary to constitute a quorum at meetings of the Members. Each of the Members hereby consents and agrees that one or more Members may participate in a meeting of the Members by means of conference telephone or similar communication equipment by which all persons participating in the meeting can hear one another at the same time, and such participation shall constitute presence in person at the meeting. If a quorum is present, the affirmative vote of the majority of the Voting Interests represented at the meeting and entitled to vote on the subject matter shall be the act of the Members, unless a greater number is required by the Act. In the absence of a quorum, those present may adjourn the meeting for any period, but in no event shall such period exceed 60 days.

         8.3 Informal Action. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if the action is evidenced by a written consent describing the action taken, signed by each Member entitled to vote. Action taken under this section is effective when all Members entitled to vote have signed the consent, unless the consent specifies a different effective date.

         8.4 Meetings. Meetings of the Members for any purpose or purposes may be called by the Management Committee or by holders of not less than 10% of all Voting Interests. The place of meeting shall be the registered office of the Company.

         8.5 Notice of Meeting. Written notice stating the place, day and hour of the meeting of the Members and the purpose or purposes for which the meeting is called, shall be delivered either personally or by mail, by or at the direction of the Management Committee or other person calling the meeting, to each Member of record entitled to vote at such meeting. If mailed, such notice shall be deemed delivered as provided in the Act. Waiver of notice and actions taken at a meeting shall be effective as provided in the Act.

         8.6 Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by his duly authorized attorney-in-fact. Such proxy shall be filed with the Management Committee before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

         8.7 Conduct of Meeting. At each meeting of the Members, a Chairman for that particular meeting shall be elected. The Chairman shall be the Member in attendance who has received the vote of the majority of the Voting Interests represented at the meeting. The Chairman shall preside over and conduct the meeting and shall appoint someone in attendance to make accurate minutes of the meeting. Following each meeting, the minutes of the meeting shall be sent to the Management Committee and each Member.

         8.8 Tax Matters Member. UST is hereby designated as the tax matters Member for the Company pursuant to section 6231(a) of the Code. UST is authorized to perform, on behalf of the Company or any Member, any act that may be necessary to make this designation effective.

         8.9 Minority Protections. Notwithstanding any other provision of this Operating Agreement to the contrary, without the approval of ADMI or its successor, until such time as ADMI (a) holds less than 10% of the voting equity of the Company on a fully diluted basis or (b) sells or otherwise transfers to a non-affiliate more than 50% of its equity holdings in the Company as of June 21, 2000, the Company may not

                  (i) authorize (w) a liquidation, dissolution winding up of the affairs of the Company (or any of its subsidiaries), (x) a recapitalization or reorganization of the Company that would be reasonably likely to have a material adverse effect on ADMI's (1) Units, (2) Capital Account, (3) relative rights or obligations under this Agreement or (4) status as a Member generally, (y) a Change in Ownership (as defined below), or (z) a Fundamental Change (as defined below);

                  (ii) permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to the Company or any wholly-owned subsidiary of the Company, any capital stock of such subsidiary in excess of 20% in the aggregate of the outstanding capital stock of such subsidiary on a fully diluted basis as of the date hereof (as the same may be adjusted by any transaction approved by ADMI);

                  (iii) permit the Company or any of its subsidiaries to enter into any agreement for the acquisition of any business through purchase of assets, purchase of stock, licensing arrangement or otherwise involving consideration of $100,000,000 or more;

                  (iv) increase or decrease the outstanding equity ownership available in the Company, or authorize the same, other than additional issuances of equity (or a reduction in the amount of outstanding equity) not to exceed 20% in the aggregate of the outstanding equity of the Company on a fully diluted basis as of the date hereof (as the same may be adjusted by any transaction approved by ADMI);

                  (v) authorize the issuance or restructuring of any debt securities of the Company or any of its subsidiaries or otherwise incur Indebtedness directly or through a subsidiary, including increases to any revolving line of credit maximum limits, other than (1) purchase money indebtedness, (2) nonrecourse indebtedness on receivables and (3) unsecured indebtedness in an aggregate amount not to exceed $75,000,000;

                  (vi) authorize the payment of any dividends or distributions, except as may be required to allow for the payment of taxes when due attributable to a Member as the result of the allocation of income in accordance with the terms of this Agreement;

                  (vii) enter into any transaction with an affiliate with an aggregate transaction value (based on goods or services provided or received or to be provided or received) in excess of $25,000,000;

                  (viii) increase or decrease the authorized size of the Company's Management Committee or alter the representative composition thereof;

                  (ix) increase the equity interests available to employees, advisors, management or consultants in excess of 10% in the aggregate of the outstanding equity of the Company on a fully diluted basis as of the date hereof (as the same may be adjusted by any transaction approved by ADMI); or

                  (x) amend or repeal any provision of the Company's Operating Agreement that would be reasonably likely to have a material adverse effect on ADMI's (w) Units, (x) Capital Account, (y) relative rights or obligations under this Agreement or (z) status as a Member generally.

         For purposes of clauses (i) and (x) of this Section 8.9, any alteration of the Company's Operating Agreement that would be reasonably likely to have an adverse financial impact to ADMI shall be deemed material.

         For purposes of this Section 8.9: (1) "Change in Ownership" means any sale, transfer or issuance or series of sales, transfers and/or issuances of equity interests in the Company by the Company or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934, as amended), other than the holders of equity interests as of June 21, 2000, owning equity interests of the Company possessing the voting power (under ordinary circumstances) to elect at least 50% of the Company's Management Committee; (2) "Fundamental Change" means (A) any sale or transfer of more than 50% of the assets of the Company and its subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Management Committee) in any transaction or series of transactions (other than sales in the ordinary course of business), and (B) any merger or consolidation to which the Company is a party, except for a merger in which the Company is the surviving entity, the terms of the outstanding equity interests of all holders thereof are not changed and none of the outstanding equity interests are exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Company's outstanding equity interests possessing the voting power (under ordinary circumstances) to elect a majority of the Company's Management Committee immediately prior to the merger shall continue to own the Company's outstanding equity interests possessing the voting power (under ordinary circumstances) to elect a majority of the Company's Management Committee; (3) "Person" means an individual, a partnership, a corporation, a limited liability company, a limited liability partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof; and (4) "subsidiary" means, with respect to any Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Person.

         Notwithstanding any other provision of this Operating Agreement to the contrary, all rights of ADMI or its successors under this Section 8.9 shall lapse upon the completion by the Company of an initial public offering of its equity securities in accordance with the rules and regulations of the Securities Act of 1933, as amended, by means of an effective registration statement under Form S-1 (or any successor form thereto).

                                    ARTICLE 9

                            ACCOUNTING AND REPORTING

         9.1 Books. The Management Committee shall maintain complete and accurate books of account at the registered office of the Company. The Management Committee shall provide any Member any information requested relating to the business of the Company. During ordinary business hours any Member or its authorized representative shall have access to all books, records and materials regarding the Company and its activities.

         9.2 Capital Accounts. The Management Committee shall maintain a separate capital account for each Member in accordance with the Treasury Regulations under section 704(b) of the Code and such other accounts as may be necessary or desirable to comply with the requirements of applicable laws and regulations.

         9.3 Transfers During Year. In order to avoid an interim closing of the Company's books, the share of profits and losses under Article 5 of a Member who transfers part or all of its interest in the Company during the Company's accounting year may be determined by taking its pro rata share of the amount of such profits and losses for the year. The proration shall be based on the portion of the Company's accounting year that has elapsed prior to the transfer or may be determined under any other reasonable method; provided, however, that any gain or loss from the sale of Company assets shall be allocated to the owner of the Company interest at the time of such sale. The balance of the profits and losses attributable to the Company interest transferred shall be allocated to the transferee of such interest.

         9.4 Reports. The books of account shall be closed promptly after the end of each fiscal year. As soon as practicable thereafter, the Management Committee shall deliver a written report to each Member, which shall include a statement of receipts, expenditures, profits and losses for the year, a statement of each Member's capital account and such additional statements with respect to the status of the Company's assets and the distribution of Company funds as are necessary to advise the Members properly about their investment in the Company. Prior to March 15th of each year, the Members shall also be provided with a copy of the Company federal income tax return (Form 1065) to be filed for the preceding year.

         9.5 Section 754 Election. If requested by a Member the Company shall make the election provided for under section 754 of the Code. Any costs attributable to making such election shall be borne solely by the requesting Member.

                                   ARTICLE 10

                        TRANSFERS; RIGHT OF FIRST REFUSAL

         10.1 Additional Members. Additional Members shall not be admitted to the Company without the written consent of Members having a Voting Interest of more than 50%.

         10.2 Offer to Other Members. If at any time any Member proposes to sell, assign or otherwise transfer all or any part of its interest in the Company, such Member ("Offeror") shall first make a written offer to sell such interest in the Company to the other Members on the same terms and subject to the same conditions as those on which the Offeror proposes to transfer the interest in the Company. Such offer shall state the name of the proposed transferee and all the terms and conditions of the proposed transfer, including the price to the proposed transferee. Notwithstanding anything in this Section
10.2 to the contrary, any Member shall be free to transfer all or any portion of its interest in the Company free of the right of first refusal provided that such Member transfers its interest to an entity controlled by the transferor. A transferee of a Member pursuant to the foregoing sentence shall be subject to the right of first refusal contained in this Section 10.2.

         10.3 Acceptance of Offer. The other Members shall have the right for a period of 30 days after receipt of the offer from the Offeror, or such longer period as may be required under Section 10.5, to elect to purchase all of the interest in the Company offered. In exercising their right to purchase, the other Members may divide the interest offered in any manner to which they all agree and in the absence of agreement the offered interest shall be divided among the Members in proportion to the relative Sharing Ratios of the Members who choose to participate. To exercise their rights to purchase, the other Members shall give written notice to the Offeror. Upon the exercise of a right to purchase and provided the right is exercised with respect to all of the interest in the Company offered, the purchase shall be closed and payment made on the same terms and conditions as those on which the Offeror proposes to transfer the interest in the Company.

         10.4 Failure to Accept Offer. If the other Members do not elect to purchase all of the interest in the Company offered, the Offeror may transfer the offered interest to the proposed transferee named in the offer to the Company. However, if that transfer is not made within 90 days after the end of the period provided for in Section 10.3, a new offer shall be made to the other Members and the provisions of Sections 10.1, 10.2 and 10.3 shall again apply.

         10.5 Cash Equivalents. If the proposed offer under Section 10.2 is for consideration other than cash or cash plus deferred payments of cash, the purchasing Members may pay the present value cash equivalent of such other consideration or may pay using the same instrument as contemplated by the proposed offer. The Offeror and the purchasing Members shall attempt to agree upon a cash equivalent of such other consideration. If they cannot agree within 20 days after the beginning of the 30-day period under Section 10.3, any of such Members may, by five days' written notice to the others, initiate arbitration proceedings for determination of the cash equivalent without regard to income tax consequences to the Offeror as a result of receiving cash rather than the other consideration. The purchasing Members may elect to purchase the interest at the determined cash equivalent by notice of such election to the Offeror within 10 days after the arbitrator's decision.

         10.6 Direct and Indirect Transfers. For purposes of this agreement, restrictions upon the sale, assignment or other transfer of a Member's interest shall extend to any direct or indirect transfer including, without limitation, an involuntary transfer such as a transfer pursuant to a foreclosure sale or a transfer resulting by operation of law.

         10.7 Substitution of a Member.

         (a) No assignee, legatee, or transferee (by conveyance, operation of law or otherwise) of the whole or any portion of a Member's interest in the Company shall have the right to become a substituted Member without the written consent of Members other than the assignor, legator or transferor, as the case may be, having a Voting Interest of more than 50%. The granting or denial of a request for such written consent shall be within the absolute discretion of each Member. A substituted Member shall succeed to all the rights and interest of its assignor in the Company. An assignee of a Member that is not admitted as a Member shall be entitled only to the distributions to which its assignor would otherwise be entitled.

         (b) If a Member shall be dissolved, merged or consolidated, its successor in interest shall have the same rights and obligations that such Member would have had if it had not been dissolved, merged or consolidated, except that the successor shall not become a substituted Member without the prior written consent of Members other than the predecessor Member having a Voting Interest of more than 50%.

         (c) As conditions to its substitution as a Member (a) any successor of a Member shall execute and deliver such instruments, in form and substance satisfactory to the Management Committee, as the Management Committee shall deem necessary, and (b) such successor shall pay all reasonable expenses in connection with its admission as a substituted Member.

         10.8 Conditions to Transfer. No transfer of any interest in the Company otherwise permitted under this agreement shall be effective for any purpose whatsoever until the transferee shall have assumed the transferor's obligations to the extent of the interest transferred and shall have agreed to be bound by all the terms and conditions hereof, by written instrument, duly acknowledged, in form and substance reasonably satisfactory to the Management Committee.

                                   ARTICLE 11

                                TAG-ALONG RIGHTS

         Subject to the provisions of Section 10, in the event a Member (an "Offering Member") intends to transfer all or any part of its interest in the Company (also referred to as "Offered Interests"), such Offering Member shall notify each other Member who has a Sharing Ratio of more than 10%, in writing, of such proposed transfer and its terms and conditions, including, without limitation, (i) its bona fide intention to sell or transfer the Offered Interests, (ii) the number and class of Units of Offered Interests to be transferred, (iii) the price and terms, if any, for which it proposes to transfer the Offered Interests and (iv) the name and address of the proposed purchaser or transferee and that such purchaser or transferee is committed to acquire the stated number of Units on the stated price and terms ("Offering Member Notice"). Within ten days of the date of such notice, each Member (other than the Offering Member) shall notify the Offering Member in writing (the "Co-Sale Notice") if it elects to participate in such transfer. Each Member that so notifies the Offering Member shall have the right to sell, at the same price and on the same terms as the Offering Member, an amount of Units equal to the Units the third party proposes to purchase multiplied by a fraction, the numerator of which shall be the number of Units owned by such Member and the denominator of which shall be the aggregate number of Units owned by the Offering Member and each Member exercising its rights under this Section 11. Nothing contained in this Section 11 shall in any way limit or restrict the Offering Member's ability to amend, modify or terminate any agreement with a third party with respect to any transfer of its Units pursuant to this Section 11, and the Offering Member shall have no liability to any Member with respect to such amendment, modification or termination unless any of the foregoing breaches this Agreement. If no Co-Sale Notice is received during the ten-day period referred to above (or if the Co-Sale Notice does not cover all of the Units proposed to be transferred), the Offering Member shall have the right, for a sixty-day period after the expiration of the ten-day period referred to above, to transfer the Units so specified in the Offering Member Notice (or the remaining Units) at the same or a lower price and on other terms and conditions no more favorable than those stated in the Offering Member Notice.

                                   ARTICLE 12

                                      TERM

         Subject to Section 8.9, the Company shall continue until dissolved by the written consent of Members having a Voting Interest of more than 50% or upon sale of all or substantially all of its assets.

                                   ARTICLE 13

                             INITIAL PUBLIC OFFERING

         13.1 Conversion to Corporation. If the Company decides to initiate an initial public offering, and if that decision requires that the Company be restructured into a corporation (the "Resulting Corporation"), then, subject to the approval of the Management Committee pursuant to Section 7.1:

         (a) the Resulting Corporation will be organized and incorporated under the Laws of the State of Delaware;

         (b) the Certificate of Incorporation and Bylaws of the Resulting Corporation will include standard and customary provisions as will then be applicable to public corporations incorporated under the Laws of the State of Delaware, and such other provisions as may be agreed upon by the Management Committee; and

         (c) the Members and the Company will negotiate in good faith with the intent of entering into a shareholders' agreement that will contain customary provisions, including "tag along" rights.

                                   ARTICLE 14

                           DISSOLUTION AND TERMINATION

         14.1 Final Accounting. In case of the dissolution of the Company, a proper accounting shall be made as provided in Section 9.4 from the date of the last previous accounting to the date of dissolution.

         14.2 Liquidation. Upon the dissolution of the Company, the Management Committee shall select a person to act as liquidator to wind up the Company. The liquidator shall have full power and authority to sell, assign and encumber any or all of the Company's assets and to wind up and liquidate the affairs of the Company in an orderly and businesslike manner. All proceeds from liquidation shall be distributed in the following order of priority: (i) to the payment of debts and liabilities of the Company and the expenses of liquidation; (ii) to the setting up of such reserves as the liquidator may reasonably deem necessary for any contingent liabilities of the Company; and (iii) to the Members in accordance with Article 4.

         14.3 Distribution in Kind. If the liquidator shall determine that a Company asset should be distributed in kind, the liquidator shall obtain an independent appraisal of the fair market value of the asset as of a date reasonably close to the date of liquidation. Any unrealized appreciation or depreciation with respect to such asset shall be allocated among the Members (in accordance with the provisions of Article 5 assuming that the asset was sold for the appraised value) and taken into consideration in determining the balance in the Members' capital accounts as of the date of liquidation. Distribution of any such asset in kind to a Member shall be considered a distribution of an amount equal to the asset's fair market value for purposes of Section 14.2. The liquidator, in its sole discretion, may distribute any percentage of any asset in kind to a Member even if such percentage exceeds the percentage in which the Member shares in distributions as long as the sum of the cash and fair market value of all the assets distributed to each Member equals the amount of the distribution to which each Member is entitled.

         14.4 Waiver of Right to Court Decree of Dissolution. The Members agree that irreparable damage would be done to the Company if any Member brought an action in court to dissolve the Company. Accordingly, each of the Members accepts the provisions of this Agreement as its sole entitlement on termination of the Member's membership in the Company. Each Member hereby waives and renounces all rights to seek a court decree of dissolution or to seek the appointment by a court of a liquidator for the Company.

         14.5 Articles of Dissolution. Upon the completion of the distribution of Company assets as provided in this Article 14, the Company shall be terminated and the person acting as liquidator shall file articles of dissolution and shall take such other actions as may be necessary to terminate the Company.

                                   ARTICLE 15

                                     NOTICES

         15.1 Method of Notices. All notices required or permitted by this agreement shall be in writing and shall be hand delivered or sent by registered or certified mail, postage prepaid, and shall be effective when received or, if mailed, on the date set forth on the receipt of registered or certified mail, or on the fifth day after mailing, whichever is earlier.

         15.2 Computation of Time. In computing any period of time under this agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

                                   ARTICLE 16

                           INVESTMENT REPRESENTATIONS

         16.1 Investment Purpose. In acquiring an interest in the Company, each Member represents and warrants to the Company that it is acquiring such interest for its own account for investment and not with a view to its sale or distribution. Each Member recognizes that investments such as those contemplated by the Company are speculative and involve substantial risk. Each Member further represents and warrants that it has not received any guaranty or representation upon which it has relied concerning the possibility or probability of profit or loss as a result of its acquisition of an interest in the Company.

         16.2 Investment Restriction. Each Member recognizes that: (a) its Units have not been registered under the Securities Act of 1933, as amended, in reliance upon an exemption from such registration, (b) a Member may not sell, offer for sale, transfer, pledge or hypothecate all or any part of its interest in the Company in the absence of an effective registration statement covering such interest under the Securities Act of 1933, as amended, unless such sale, offer of sale, transfer, pledge or hypothecation is exempt from registration under the Securities Act of 1933, as amended, (c) the Company has no obligation to register any Member's interest for sale, or to assist in establishing an exemption from registration for any proposed sale, and (d) the restrictions on transfer may severely affect the liquidity of a Member's investment.

                                   ARTICLE 17

                               GENERAL PROVISIONS

         17.1 Entire Agreement. This Agreement embodies the entire understanding and agreement among the parties concerning the Company and supersedes any and all prior negotiations, understandings or agreements in regard thereto.

         17.2 Amendment. Except as otherwise specifically provided in this Agreement, this Agreement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by Members having a Voting Interest of more than 50% in the aggregate.

         17.3 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

         17.4 Pronouns. References to a Member, including by use of a pronoun, shall be deemed to include masculine, feminine, singular, plural, individuals, partnerships, corporations or other legal entities where applicable.

         17.5 Counterparts. This instrument may be executed in any number of counterparts each of which shall be considered an original.

                                  * * * * * * *

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF the parties have executed this Agreement effective as of the date first above written.

                             ANSCHUTZ DIGITAL MEDIA, INC.


                             By:
                                ---------------------------------
                             Name:  Craig D. Slater
                             Title: Vice President


                             U.S. TELESOURCE, INC.


                             By:
                                ---------------------------------
                             Name:  Marc B. Weisberg
                             Title: President and Chief Executive Officer



                                       S-1